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                                                                    EXHIBIT 24.1


The Board of Directors
Melamine Chemicals, Inc.

We consent to incorporation by reference in the registration statement (No. 33-20502) on Form S-8 of Melamine Chemicals, Inc. of our report dated July 25, 1995, relating to the consolidated balance sheets of Melamine Chemicals, Inc. and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders equity, and cash flows and related schedules for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995 annual report on Form 10-K of Melamine Chemicals, Inc.



KPMG PEAT MARWICK LLP

Baton Rouge, Louisiana
September 12, 1995